Exhibit 10.1

February 8, 2005

Thomas M. Thees
        [* * *]

Dear Tom:

     It is my pleasure to confirm our offer to you to join MarketAxess Holdings Inc. (the “Company”) with the title and in the capacity of Chief Operating Officer. You will report to the Chief Executive Officer of the Company or as the Board of Directors of the Company shall direct. Your employment date with the Company will be February 8, 2005 (“Date of Hire”).

     Your base compensation will be Two Hundred Thousand Dollars ($200,000.00) per annum, payable at such times as base compensation is paid to employees of the Company. You will be guaranteed a bonus for the year ending December 31, 2005 in the amount of Six Hundred Thousand Dollars ($600,000.00) (“2005 Guaranteed Bonus”), provided you are employed with the Company on the payout date. Your targeted bonus range for the year ending December 31, 2005 will be Six Hundred Thousand Dollars ($600,000.00) to Nine Hundred Thousand Dollars ($900,000.00). Subject to the Company’s obligation in respect of the 2005 Guaranteed Bonus, the actual bonus amount payable to you for the year ending December 31, 2005 will be in the sole discretion of the Company, based on your performance and that of the Company.

     In the event your employment is terminated by the Company, prior to the payout date of your bonus for 2005, for any reason other than (a) within six (6) months following a Change of Control (as used in this offer letter, the term “Change of Control” shall have the meaning given it in Article XII, Section 1.1 of the Company’s 2004 Stock Incentive Plan) or (b) termination by the Company for Cause, which shall be defined as (i) insubordination, dishonesty, fraud, incompetence, moral turpitude, gross negligence or willful misconduct, refusal to perform your duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of your duties or (ii) conviction of, or plea of guilty or nolo contendere to, either a crime relating to the Company or any affiliate or any felony, you will be entitled to the 2005 Guaranteed Bonus, which will be paid as soon as practical but no later than ninety (90) days after your termination date.

     In the event your employment is terminated by the Company or its successor, prior to the payout date of your bonus for 2006, other than for Cause and within six (6) months following a Change of Control, you will be entitled to (a) any portion of your 2005 and/or 2006 annual base compensation not yet paid, payable at such times as base compensation is paid to employees of the Company or its successor, (b) to the extent you are eligible for, and elect, COBRA continuation coverage, the Company will pay your COBRA premium for so long as you continue to receive such 2005 and/or 2006 base compensation payments, (c) the 2005 Guaranteed Bonus (if your termination date is prior to the payout date of your bonus for 2005) and (d) a one-time bonus payment in the amount of Four Hundred Thousand Dollars ($400,000). Bonus payments pursuant to this paragraph will be made as soon as practical but no later than ninety (90) days after your termination date.

     Payments of base and bonus compensation will be net of all applicable taxes and withholdings. Your entitlement to the payments and benefits described in this offer letter in the event of involuntary termination of your employment will be subject to your execution of a waiver and general release satisfactory to the Company and your continued compliance with the terms and conditions of the Employment Documents (as defined below).

     It will be recommended to the Compensation Committee of the Board of Directors that you be granted three equity awards on your Date of Hire as follows: (a) a stock option award to purchase Two Hundred Twenty-five Thousand (225,000) shares of the Company’s common stock at the fair market value at the time of the grant, which will vest over a three-year period beginning on the grant date; (b) a restricted stock award of Ten Thousand (10,000) shares of the Company’s common stock, which will be subject to performance-accelerated vesting provisions approved by the Compensation Committee; and (c) a stock option award to purchase Forty Thousand (40,000) shares of the Company’s common stock at the fair market value at the time of grant, which will vest over a three-year period beginning January 1, 2006. The vesting schedule and performance metrics, as applicable, and other terms for each of these grants will be detailed in their respective equity grant agreements. All grants are subject to and governed by the provisions of the Company’s 2004 Stock Incentive Plan and their respective agreements, and are subject to execution of the agreements by you and the Company.

     You will be eligible to participate in the Company’s benefit plans, currently including life, health, dental and disability insurance and an unmatched 401(k) plan; provided that such benefit plan eligibility and participation shall be subject to the terms and conditions of the Company’s plans, policies and programs.

     Enclosed with this offer letter is various documentation that must be completed and returned with this offer letter, including but not limited to an Employment Application, a Confidentiality Agreement, and a Proprietary Information and Non-Competition Agreement (collectively, the “Employment Documents”), which are required of all the Company’s employees.

     This offer is subject to your eligibility to work in the United States, and the Company’s satisfactory completion of a background check including confirmation of prior employment, reference, criminal and credit verification and a drug-screening test.

     Your employment shall be at-will, in that either you or the Company may terminate your employment at any time for any or no reason.

     This offer is further subject to approval by the Board of Directors of the Company.

     By executing this offer letter, you represent, warrant and covenant to and with the Company that your acceptance of this offer and your performance of the duties and responsibilities contemplated hereby do not and will not violate the terms of any other agreement by which you are bound.

     This offer letter and the Employment Documents set forth the terms and conditions of your employment by the Company and supersede any and all prior understandings, whether written or oral, regarding this matter.

     Please indicate your understanding and acceptance by executing the attached copy of this offer letter and the enclosed Employment Documents and returning them to me not later than Thursday, February 10, 2005. If you have any questions, please feel free to contact Cordelia Boise at (212) 813-6320 or me at (212) 813-6300.

Yours truly,
MarketAxess Holdings Inc.

/s/ Richard M. McVey

By:	Richard M. McVey
Chief Executive Officer

Accepted:	/s/Thomas M. Thees	Date:	February 8 , 2005

Thomas M. Thees